Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Desktop Metal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share(2)	457(c)	444,793	$1.78	$789,507.58	0.00011020	$87.00
	Total Offering Amounts					$789,507.58
	Total Fees Previously Paid					$87.00
	Total Fee Offsets					—
	Net Fee Due					—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based upon the average of the high and low prices of the Class A common shares as reported on the New York Stock Exchange on May 5, 2023.
(2)	Includes the preferred stock purchase rights attached to each share of Class A common stock pursuant to the rights agreement adopted on May 26, 2023, which rights are not currently separable from the shares of Class A common stock and are not currently exercisable.